Exhibit 99.1

Dr. Byrne’s exchange with NY Post

Sanity Check has long maintained that the mainstream financial press has been compromised by Wall Street. Tim Mullaney of Businessweek’s series of questions to Dr. Byrne was posted this morning, and a few hours after that went live, Dr. Byrne sent us the following email exchange with Roddy Boyd of the NY Post, who apparently, and no doubt entirely coincidentally, had the exact same cash flow questions for Dr. Byrne as Tim did, on the same day. Now, what are the odds that two impartial NY-based “financial journalists” from disparate publications would be asking the identical questions of Dr. Byrne on the same day? It is almost, if you were conspiracy minded, as though some short seller or market manipulator put out the word to dig up some dirt, and sent the same questions to multiple reporters in his Rolodex - but what are the odds that sort of thing goes on in Wall Street, long renowned for honest dealings and above board tactics? Read the exchange and decide for yourself... (Note that Roddy’s questions and comments are blue to make the dialog easier to follow).

Bob O’Brien’s comments on this affair can be found on his Sanity Check Blog.

A special forum has been created to discuss Dr. Byrne’s exchanges.

Dr. Byrne’s Responses

From: Boyd, Roddy [mailto:RBoyd@nypost.com]
Sent: Thursday, January 12, 2006 11:45 AM
To: Patrick Byrne
Subject: questions for upcoming article

i am writing an article slated to run on Sunday regarding what appears to be Overstock’s declining liquidity.

—do you wish to make a general statement regarding your cash and cash flow position?

—Given neg. EDITDA for 2005, and coming in to traditionally difficult first quarter, are there any actions OSTK is taking to increase cash flow? Specifically, is OSTK considering raising capital?

thank you,

Roddy Boyd

Roddy,

Unfortunately I missed your email yesterday, as I was writing something else. In future, please remember to let me know if an email is on-the-record or off-the-record, and if you have any restrictions on my use of it. I will always honor any agreements we reach in that regard, but in my worldview, any communication which is on-the-record for me must be on-the-record for the reporter as well.

This morning I turned on my machine and found your note. Fortunately, not only your questions, but simply the fact of your email, turns out to be quite germane to what I posted last night. I’ll answer  regarding 2005 with a range , but recognize that these numbers are not yet reviewed, they are unaudited, I could have made a mistake in a calculation, disclaimer disclaimer (I am sorry, but if you are going to ask financial questions before we release our numbers, you have to put up with some vagueness).

Our 2004 operating cash flow was $25 million, with an EBITDA of -$1 million, or -.2%

Our 2005 operating cash flow and EBITDA  were, coincidentally, each in the vicinity of -$ 5 million to - $8 million (that is, a bit more favorable than -1%).

We ended the year with a little over $112 million in cash and another  roughly $50 million  or so in available bank-line : thus with  around  $160 million of liquidity we’re just fine (thanks for asking).

No plans on raising capital: in fact, I’m always thinking of buying stock back.

“They” should have instructed you to change the “declining liquidity” verbiage, at least. Send word back - sloppy.

By the way, Nietzsche said somewhere , “Philosophers tell us that history repeats itself. They neglect to mention that the first time it’s tragedy, the second time farce.”  If they’re throwing you at me I’d say this is all getting a little low rent. At least Bethany left me nice voicemails and bought me a beer.

Warm regards,

Patrick